广东卫斯理律师事务所
GUANGDONG WESLEY LAW FIRM

Consent Form

We are a qualified law firm and lawyers in the People's Republic of China ("PRC"), and we have been engaged by Roma Green Finance Limited., a company incorporated in the Cayman Islands (the "Company"), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1, as amended (the "Registration Statement"), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the U.S. Securities and Exchange Commission and in the prospectus forming a part thereof.

广东卫斯理律师事务所

Guangdong Wesley Law Firm
(seal)

Date: 2023.05.09